Exhibit 10.3

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT is entered into as of the 9th day of February, 2012 (the "Agreement"), by and between AuraSource, Inc., a Nevada corporation and its subsidiaries (the “Licensor”) and Gulf Coast Holdings, LLC, a Nevada limited liability company (the “Licensee”).

RECITALS

WHEREAS, AuraSource, Inc. as Licensor has agreed to grant to the Licensee (i) a North America exclusive license for use and exploitation of the Technology, as that term is defined below, with respect to applications and uses involving Precious Metals (the "Exclusive License"); and

WHEREAS, Licensee has agreed to the grant of the Exclusive License in exchange for royalty payments to the Licensor in accordance with the terms hereof.

NOW THEREFORE, based upon the foregoing premises, and in consideration of the mutual promises and covenants herein, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.01	“Affiliate(s)” shall mean every corporation, or entity, which, directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with Licensor or Licensee, as applicable, as well as every officer, director, principal, owner, agent and representative of any such company or entity.
1.02	“Effective Date” shall mean February 10, 2012.
1.03	“Fields of Use” shall mean the fields of use identified in Appendix A.
1.04	“Intellectual Property” means all Patent Rights and all trademarks, logos, slogans, trade secrets and service marks pertaining to or used by the Licensor in connection with the description, commercialization or exploitation of the Technology, including the trademark AuraMetalTM;

1.05 “Know-How” shall mean Licensor's proprietary information which has been created, developed, or fixed in any tangible medium of expression and which is directly related to the use of, or desirable for the practice of, the licensed Technology and which offers the user thereof a competitive advantage over those who do not know or use such portions of Know-How. All Know-How licensed under this Agreement, whether in written, oral or other form of communication and as further developed hereafter, shall be deemed delivered to Licensee as of the Effective Date.

1.06	“Licensed Process(es)” shall mean any process, art, or method which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights to the Technology.

1.07 “Licensed Product(s)” shall mean any:

(a)    product or part thereof which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights to the Technology in the country in which any such product or part thereof is made, used or sold; or

(b)   product, apparatus, or part thereof which is manufactured or discovered by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights to the Technology in the country in which any Licensed Processes is used or in which such product or part thereof is used or sold; or

(c)    product produced, manufactured or created through the use of any Licensed Product defined in §1.06(a) or §1.06(b).

1.08	“Licensor” means AuraSource, Inc. and any subsidiary or Affiliate that has an ownership interest in or rights to the Technology, the Patent Rights or the Intellectual Property, including but not limited to AuraSource Qinzhou Co., Ltd.
1.09	“Gross Revenues” shall refer to such amount calculated as Gross Revenues in accordance with US Generally Accepted Accounting Principles.

1.10 “Patent Rights” shall mean all of the following Licensor intellectual property:

(a)    the patents ("Patents") and/or patent applications and/or provisional patent applications filed or claimed in China, the United States and any other country, as of the Effective Date or in the future, with respect to the Technology (the "Applications");

(b)   all patents related to the Technology issued from the Applications and from divisionals and continuations of these Applications;

(c)    claims of any continuation-in-part applications, and of the resulting patents, which are directed to subject matter described in any of the Applications;

(d)   any reissues of the Applications and Patents issued pursuant thereto.

1.11	“Precious Metals” shall mean gold, silver and any of the platinum group metals (including iridium, osmium, palladium, platinum, rhodium and ruthenium), whether in the form of ore, concentrate, alloy, doré or other refined form.

1.12 “Royalty” shall mean any consideration paid by Licensee pursuant to this License Agreement.

1.13 “Technology” shall mean the AuraMetalTM Licensed Process utilizing the Licensor's shock wave grinding and separation technologies developed, and to be developed, derived from and/or modified, and as may be applied to the separation of Precious Metals from their ores. Use of "Technology" shall also include use of all trademarks associated therewith, subject to Licensor's review and consent, which consent shall not be unreasonably withheld.

1.14 “Term” the term of this agreement shall be Twenty Five years from the Effective Date, renewing automatically for five-year terms unless terminated ninety (90) days prior to the end of the then current term.

1.15 “Territory” shall mean the geographical area identified in Appendix A.

ARTICLE II. GRANT OF RIGHTS AND ACCEPTANCE

2.01 Licensor hereby grants and Licensee accepts, during the Term and subject to the terms and conditions of this License Agreement:

(a)    an exclusive license to use the Technology and Know-How in the Territory and within the Fields of Use, as described in Exhibit A hereto and incorporated in this Agreement by this reference; and

(b)   an exclusive license of Licensor’s Technology in the Territory to make, use, sell, offer to sell any the Licensed Products and to practice any of the Licensed Processes in the Fields of Use.

2.03	This Agreement shall be subject to the mandatory public laws in any country where this Agreement will produce an effect.

ARTICLE III. SUBLICENSING

3.01	Licensee may sublicense to one or more third parties the rights granted in Article 2 with the expressed consent of Licensor, which consent shall not be unreasonably withheld.
3.02	Any sublicense granted by Licensee shall be subject to the following limitations:

(a)    It shall impose restrictions and conditions upon sublicensees equivalent in scope to those imposed upon Licensee; and

(b)   It shall require the sublicensee to adequately protect Licensor's security and property interest in Licensor's Know-How and Technology.

ARTICLE IV. ROYALTIES

4.01	As consideration for this present grant of the Exclusive License and the Licensee rights related to the Technology granted hereby, Licensee agrees to pay Licensor a Royalty from cash payments actually received in the prior calendar quarter (the "Royalty Quarter") by the Licensee as set forth in Appendix B.
4.02	All payments required under this Agreement shall be payable to the Licensor within fifteen (15) banking days after the end of the preceding Royalty Quarter. Payments past due shall bear interest at the rate of one and one-half percent (1 1/2%) per month.
4.03	No multiple royalties shall be payable because any Licensed Products or Licensed Processes are covered by more than one of the Patent Rights.

ARTICLE V. REPORTS, RECORDS AND AUDITS

5.01	Licensee shall, without request by Licensor, render to Licensor written accounts for each calendar quarter of the Gross Revenues resulting from the use, sublicensing and/or sales of Technology, the Licensed Products and/or Licensed Processes subject to royalty hereunder made during the prior calendar quarter and shall simultaneously pay to Licensor the royalties due on such Gross Revenues, if any, in United States Dollars.
5.02	Licensee shall keep accurate records in sufficient detail to reflect its operations under this Agreement and to enable the Royalties accrued and payable under this Agreement to be determined.
5.03	Upon the request of Licensor, with reasonable notice, but not more frequently than once a year, Licensee shall permit an independent public accountant selected and paid by Licensor to have access during regular business hours to inspect such records as may be reasonably necessary to verify the accuracy of royalty payments made or payable hereunder. Said accountant shall disclose information acquired during such inspection to Licensor only to the extent that it should properly have been contained in the royalty reports required under this Agreement and shall simultaneously deliver a copy of such information to the Licensee. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse Licensor for the cost of the inspection and pay the amount of the underpayment including any interest as required by this Agreement.

ARTICLE VI. PROTECTION OF TECHNOLOGY, COSTS, AND ENFORCEMENT

6.01	Licensor shall pay from Royalties for and control the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Patent Rights underlying the Technology on or after the Effective Date and shall furnish copies of relevant patent-related documents to Licensee. To the extent no Royalties are paid to Licensor there shall be no responsibilities under this section. .
6.02	In the event Licensor declares bankruptcy or otherwise fails to reasonably prosecute and maintain the Patent Rights as may be required under Section 6.01 or to otherwise prosecute and maintain substantially all Intellectual Property rights related to the Technology and Patent Rights, an Arbitrator shall be appointed under Section 9. If the Arbitrator determines Licensor is negligent in maintaining its Patent Rights, the Licensee may assume primary responsibility for all patent activities associated with the perfection and maintenance of Technology with all costs related thereto to be reimbursed only from Royalties on demand by Licensor. If said costs are not reimbursed by Licensor, Licensee may pay such reimbursements on behalf of Licensor from Royalties otherwise payable hereunder.
6.03	The grant of the Exclusive License to the Licensee is coupled with an interest in favor of Licensee. No claims of the Patent Rights and Technology shall be deleted or abandoned by Licensor without first giving one hundred twenty (120) days' written notice to the Licensee and offering to transfer ownership of said Patent Rights and Technology to Licensee, with all obligations related thereto to be assumed by the Licensee. If such rights are transferred, Licensee will remain responsible for Royalties to Licensor. Licensor’s obligations under this Section 6.03 shall include, without limitation, an obligation to notify Licensee in a timely manner that Licensor will not pursue patents related to the Technology in any country where patent protection may be available such that Licensee may prosecute patents in such countries if Licensee so desires. In such event, Licensee may pursue such foreign patent protection for its own account, at its cost, in order to protect its interests and enable it to comply with agreements to which it may already be obligated with respect to the Technology.

6.04	Licensor and Licensee agree to inform the other party promptly in writing of any suspected infringement of the Patent Rights and Technology by a third party or a declaratory judgment action with respect to the Patent Rights or Technology. Licensor and Licensee shall each have the right to institute an action for infringement or defend the declaratory judgment action in accordance with the following:
(a)	If both Licensor and Licensee agree to institute legal action jointly, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne equally, and any recovery or settlement shall be shared equally. Licensor and Licensee shall agree to the manner in which they shall exercise control over such suit. Each party, at its option, may be represented by separate counsel of its own selection, the fees for which shall be paid by Licensor.
(b)	In the absence of an agreement to institute a suit jointly, Licensor shall institute legal action, and Licensee may, at its option, join Licensor as a plaintiff. Licensor shall promptly notify Licensee in writing of its intent to institute legal action; and
(c)	In the absence of an agreement to institute legal action jointly, and if Licensor does not pursue legal action within thirty (30) days of learning of suspected infringement, Licensee may institute suit to protect its rights and comply with its contract obligations with third parties. In the event Licensee bears the entire cost of such litigation, any recovery or settlement in excess of litigation costs and reasonable attorney fees shall be retained by Licensee minus payment of Royalties to Licensor to the extent such settlement or recovery represents Gross Revenues from which Royalties are otherwise payable hereunder.
(d)	If Licensee undertakes to defend the Technology by litigation on behalf of both Licensor and Licensee, the Licensee may deduct from its royalty payments Licensee's expenses and costs of such action, including reasonable attorney's fees.

ARTICLE VII. CONFIDENTIALITY

7.01	Except as otherwise contemplated by this Agreement, each party (the “receiving party”) undertakes that, in order to protect the proprietary interest of the other party (the “disclosing party”) in the disclosing party’s trade secrets and confidential information, it will not, during the term of this Agreement nor at any time thereafter, either use or exploit in any manner, or directly or indirectly divulge or disclose to others any of the disclosing party’s trade secrets and confidential information. The receiving party shall treat all trade secrets and confidential information disclosed to it as strictly confidential and only use such trade secrets and confidential information for the purposes of this Agreement.
7.02	Each party shall ensure that its directors, officers, employees, agents, representatives, Affiliates and attorneys comply at all times with this confidentiality undertaking.
7.03	This clause does not apply to (i) Information which is public other than because of a breach of this clause; (ii) Disclosure required by law or stock exchange listing requirements; or (iii) Disclosure to a party's related companies, auditor, banker or advisors.

ARTICLE VIII. PUBLIC ANNOUNCEMENTS

8.01 In the event Licensor or any Affiliate plans to issue a press release for a current report on Form 8-K regarding this license or the current business activities of the Licensee or the parties, Licensor agrees to first consult with Licensee regarding the content of such press release prior to its distribution to the public.

8.02 Licensor shall email the draft press release to the Licensee for comment prior to release and Licensee agrees to respond promptly with its comments for review by Licensor. Due consideration shall be given to the Licensee with respect to requested revisions to the press release, especially where the disclosure of information affects Licensee and is not mandatory under SEC rules and regulations.

ARTICLE IX. DISPUTES AND ARBITRATION

9.01	The parties agree to negotiate in good faith to resolve any disputes, disagreements, questions, claims, or similar matters in regard to this Agreement or any matter in regard to the relationship between the parties. If such matters cannot be resolved by negotiations between the parties, such matters shall be resolved by mandatory arbitration by a single arbitrator. No later than thirty (30) days after the arbitration is requested by one party, each party shall agree upon the arbitrator. If no agreement regarding selection of an arbitrator has been reached after good faith efforts by both parties, each party shall engage the services of an arbitrator, each of whom shall confer and select an arbitrator. The individual selected as arbitrator shall thereafter be jointly engaged by the parties to arbitrate the disputed matter pursuant to procedures established by such arbitrator.
9.02	The arbitrator shall interpret all controversies and claims arising under or relating to this Agreement in accordance with the laws of Arizona without regard to its choice of laws or principles. The arbitration must be conducted in Maricopa County, Arizona and the prevailing party shall be entitled to recover all expenses of arbitration, including reasonable attorney’s fees. Neither party shall be prevented from seeking a temporary restraining order, preliminary injunction, or other equitable remedy in court in order to preserve the status quo or to prevent irreparable harm as contemplated by Article VII. Except for such injunctive relief, this provision for arbitration shall be an absolute bar to any other legal proceedings between the parties hereto and the arbitrator’s decision shall not be appealable. The arbitrator shall provide in writing to the parties the basis for the award or order of such arbitrator. The arbitrator will have the power to award counsel fees and expenses, as well as dispute resolution costs to the prevailing Party. Notwithstanding anything herein to the contrary, the arbitrator shall not award any consequential, incidental, indirect, special, punitive or exemplary damages hereunder or in connection herewith. Any award, order, or judgment pursuant to arbitration may be entered and enforced in any court of competent jurisdiction and each party hereby submits to the jurisdiction of any such court for purposes of enforcement of such award, order or judgment.

ARTICLE X. MISCELLANEOUS

10.01 Assignment, Subcontractors and Sublicensees. Neither party may assign this Agreement, without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party may assign this Agreement to an Affiliate with written notice to the other party of such assignment.

10.02	Complete Agreement. The terms and provisions contained in this Agreement constitute the entire Agreement between the parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending this Agreement will be binding upon either party hereto, unless in writing which specifically refers to this Agreement, signed by duly authorized officers or representatives of the respective parties, and the provisions of this Agreement not specifically amended thereby shall remain in full force and effect according to their terms.

10.03 Authority. Each party represents by its execution of this Agreement that it has the authority to do so and to bind the party by its signature below.

10.04	Notice. All demands, notices, requests and consents hereunder (“Notices”) shall be in writing, in the English language and shall be deemed to have been duly given if personally delivered by courier service, messenger or telecopy, or by certified or registered mail, postage prepaid, return receipt requested, or by Email Notice, to the following contact information, or such other contact information as may be furnished hereafter by notice in writing, to the following parties:

In case of Licensor: AuraSource, Inc.	In case of Licensee: Gulf Coast Holdings, LLC

All Notices shall be effective either:

(a) at the time of actual delivery thereof; or

(b) if given by telecopy, upon electronic confirmation of delivery; or

(c) if given by certified or registered mail, ten (10) business days after certification or registration thereof, to any officer (or an authorized recipient of deliveries to the office) of the party to whom given; or

(d) by email, if the recipient specifically acknowledges receipt of such notice sent via email ("Email Notice").

(e) All Notices must have a copy sent by email to all of the addresses above to be considered effective.

10.05	Licensee Marks. Licensee is entitled to develop at its cost its own trademarks, slogans, logos and service marks (collectively, the "Marks") for purposes of Licensee's use and exploitation of the Technology. This shall not alter the definition of Gross Revenues upon which Royalties shall be paid to Licensor hereunder. To the extent that Licensee bears the cost of development of such Marks, Licensee shall own the goodwill associated therewith.

10.06 Severability. The provisions and clauses of this Agreement are severable, and in the event that any provision or clause is determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions and clauses hereof.

10.07 Relationship. The performance by Licensee of its duties and obligations under this Agreement shall be that of an independent contractor and nothing contained in this Agreement shall create or imply an agency relationship between Licensee and Licensor, nor shall this Agreement be deemed to constitute a joint venture or partnership between the parties.

10.08 Amendment. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by each party. No provision of this Agreement will be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party.

10.09 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures or signatures in PDF format shall, for all purposes, be treated as originals.

10.10 Survival. The terms of Articles IX shall survive the termination of this Agreement for any reason.

10.11 Third Party Beneficiaries. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than Licensor and Licensee.

10.12 Covenant of Further Assurances. Licensor and Licensee covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of Licensor and Licensee will execute and deliver any further legal instruments and perform any acts which are or may become necessary to effectuate the purposes of this Agreement.

10.13 Recitals. The Recitals at the outset of this Agreement are hereby incorporated into this Agreement by this reference as if set forth in their entirety in the body of this Agreement.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized officers.

GULF COAST HOLDINGS, LLC

By: ___/s/ David Shaheen___________________ Date: _____2/15/2012_________________

David T. Shaheen

President / Manager

AURASOURCE, INC.

By: ___/s/ Philip Liu___________________ Date: ____2/15/2012_______

Philip Liu

President and CEO

APPENDIX A

FIELDS OF USE and TERRITORY

Field of Use	Nature of License	Territory
Use of the Technology in connection with processing Precious Metals	Exclusive	North America

APPENDIX B

ROYALTIES

In accordance with Article IV, Licensee shall pay the following royalties to Licensor:

Exclusive License: Five percent (5%) of Gross Revenues